P R E S S R E L E A S E

Vornado Releases 2023 Sustainability Report
New York City | April 10, 2024
Vornado Realty Trust (NYSE: VNO) announced today that it released its 2023 Sustainability Report.
This Sustainability Report is Vornado's 15th consecutive annual report which highlights the Company's industry-leading accomplishments in sustainability and provides key metrics on the Company’s sustainability priorities. Key sustainability achievements for 2023 include:
•Procured 100% renewable energy credits (RECs) for electricity directly managed by Vornado in the key markets in which we operate. These RECs include those sourced from hydroelectric, solar and wind facilities located in the states of New York and California.
•Achieved a 32% reduction in overall energy consumption across our in-service office portfolio, compared to our 2009 baseline.
•Reached a 65% waste diversion rate across our in-service office portfolio, making significant progress towards our long-term target of 75%.
•Received multiple awards recognizing our continued industry leadership in sustainability including (i) the 13th NAREIT Leader in the Light Award, (ii) Energy Star Partner of the Year with Sustained Excellence, and (iii) ranked #1 amongst peers in the USA, Diversified – Office/Retail in the Global Real Estate Sustainability Benchmark (GRESB).

Our report, along with expanded information on Vornado’s sustainability programs, can be found on the Company's website located at www.vno.com. Vornado Realty Trust is a fully-integrated equity real estate investment trust.

Contact
Thomas J. Sanelli
(212) 894-7000

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximates," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or other similar expressions in this press release. For a discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2023. Currently, some of the factors are the increased interest rates and inflation on our business, financial condition, results of operations, cash flows, operating performance and the effect that these factors have had and may continue to have on our tenants, the global, national, regional and local economies and financial markets and the real estate market in general.

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